Exhibit 10.11

C-Level Form of Agreement

SkyWest, Inc. 2010 Long-Term Incentive Plan

RESTRICTED STOCK UNIT Award Agreement

SkyWest, Inc. (the “Company”) hereby grants to the participant listed below (“Participant”) the restricted stock units (the “RSUs”) described in this Restricted Stock Unit Award Agreement (this “Award Agreement”), subject to the terms and conditions of this Award Agreement and the 2010 Long-Term Incentive Plan (as amended from time to time, the “Plan”), which is incorporated into this Award Agreement by reference. Capitalized terms not specifically defined in this Award Agreement have the meanings given to them in the Plan.

Participant:
Grant Date:
Total Number of RSUs:

ELECTRONIC Acceptance of Award:

By clicking on the “ACCEPT” box on the “[Grant Acceptance: View/Accept Grant]” page, the Participant agrees to be bound by the terms and conditions of this Award Agreement and the Plan.  The Participant acknowledges that the Participant has reviewed and fully understands all of the provisions of this Award Agreement and the Plan, and has had the opportunity to obtain advice of counsel prior to accepting the grant of the RSUs pursuant to this Award Agreement.  The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Award Agreement or relating to the RSUs.

1.         Grant of RSUs.  Pursuant to Section 7 of the Plan, the Company hereby grants to the Participant the RSUs, on the terms and conditions set forth below and in the Plan. Each RSU constitutes the mere contractual right, subject to certain vesting conditions, to receive on the applicable payment date described below one Share.  The Participant shall not have any of the rights of a stockholder with respect to the Shares subject to the RSUs, including the right to vote those Shares or receive dividends on those Shares, until payment of the Shares is made under this Award Agreement.

2.         Subject to the Plan.  This Award Agreement and the RSUs are subject to, and governed by, the provisions of the Plan and, unless the context requires otherwise, terms used herein shall have the same meaning as in the Plan.  In the event of a conflict between the provisions of the Plan and this Award Agreement, the Plan shall control.

3.         Adjustment.  Upon the occurrence of an event set forth in Section 12.2 of the Plan, the number of RSUs subject to this Award Agreement shall be equitably and appropriately adjusted as provided in Section 12.2 of the Plan.

4.         Vesting.

(a)        Subject to accelerated vesting as described in Sections 4(b), 4(c), 4(d) and 6(b) below, and the achievement of the Threshold Goal (as defined in Section 4(e) below, if applicable), the RSUs shall vest in full on the third (3rd) anniversary of the Grant Date (the “Scheduled Vesting Date”); provided the Participant remains an Employee, Consultant or Director of the Company or a Subsidiary from the Grant Date until the Scheduled Vesting Date.

(b)        Notwithstanding Section 4(a) above, in the event Participant ceases to serve as an Employee, Consultant or Director of the Company or a Subsidiary prior to the Scheduled Vesting Date (i) by the Company or any Subsidiary other than for Cause (as defined below) or (ii) by Participant for Good Reason (as defined below), then, provided that the Threshold Goal is or has been met and certified by the Committee if such termination occurs prior to a Change in Control or more than twenty-four (24) months following a Change in Control, all then outstanding unvested RSUs shall fully vest on an accelerated basis on the date of such termination (or, if later, the date on which the Committee certifies achievement of the Threshold Goal); provided that if the Participant has experienced a termination pursuant to this Section 4(b) and, prior to the Committee's certification of the achievement of the Performance Goal a Change in Control occurs, the outstanding unvested RSUs shall fully vest immediately prior to the consummation of the Change in Control

(c)        Notwithstanding Section 4(a) above, in the event Participant ceases to serve as an Employee, Consultant or Director of the Company or a Subsidiary prior to the Scheduled Vesting Date (i) by the Company or any Subsidiary other than for Cause or (ii) by Participant for Good Reason, then, if such termination occurs within twenty-four (24) months following a Change in Control, regardless of whether the Threshold Goal has been met, all then outstanding unvested RSUs shall fully vest on an accelerated basis on the date of such termination.

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(d)        Notwithstanding Section 4(a) above, in the event that the Participant dies prior to the Schedule Vesting Date while still an Employee, Consultant or Director of the Company or a Subsidiary, all then outstanding unvested RSUs shall fully vest on an accelerated basis effective as of the Participant’s date of death, regardless of whether the Threshold Goal has been met.

(e)        Notwithstanding anything to the contrary contained in this Award Agreement, the RSUs will be eligible to vest pursuant to this Section 4 only if the threshold level of performance (“Threshold Goal”) is achieved and is certified in writing by the Committee. The Threshold Goal is the Company achieving Pre-Tax Earnings (as defined below) of at least $[       ] million during [Year 1], [Year 2] or [Year 3].  The Committee shall certify the Company’s Pre-Tax Earnings for [Year 1],  [Year 2] and [Year 3] prior to February 15, [Year 2], February 15, [Year 3] and February 15, [Year 4], respectively.  If the Threshold Goal is not achieved and/or certified in writing by the Committee prior to February 15, [Year 4], the RSUs will immediately terminate and the Participant will not be entitled to receive any Shares. If the Threshold Goal is achieved during either [Year 1],  [Year 2] or [Year 3] and certified in writing by the Committee, then Participant will have the opportunity to vest in the RSUs as provided in this Section 4. Notwithstanding the foregoing, Sections 4(c), 4(d) and 6(b) provide certain circumstances in which the Participant may vest in the RSUs without written certification of the Threshold Goal.  Subject to Sections 4(b), 4(c), 4(d) and 6(b), any portion of this Award that becomes eligible to vest based on the Committee’s written certification of achievement of the Threshold Goal will be subject to continued service through the Scheduled Vesting Date.  In the event one of the accelerated vesting events in Section 4(b) occurs prior to the Committee’s written certification of achievement of the Threshold Goal, the vesting of the RSUs pursuant to such Section shall be subject to, and effective only upon, the achievement of the Threshold Goal and such written certification.  For purposes of this Award Agreement, “Pre-Tax Earnings” shall mean the aggregate of the Company’s pre-tax earnings during the applicable performance period, determined in accordance with accounting principles generally accepted in the United States.  The Threshold Goal and the determination of the Company’s performance against such goal shall exclude the effect of non-cash impairment charges, early lease termination charges and other special, non-recurring items reflected in the Company’s financial statements for the applicable period.

5.         Termination of Employment or Other Service. In the event that the Participant ceases to serve as an Employee, Consultant or Director of the Company and/or its Subsidiaries for any reason (whether voluntarily or involuntarily, including on account of death, disability, resignation, retirement or discharge with or without cause) prior to the otherwise applicable vesting date of the RSUs, the Participant shall immediately and automatically forfeit and relinquish all of the then unvested RSUs (computed after taking into account any accelerated vesting of such RSUs under Section 4(b), 4(c) or 4(d) above) without any right to receive any compensation, remuneration or other payment therefor. Neither the Participant nor any of the Participant’s successors, heirs, assigns or personal representatives shall have any rights or interests in any RSUs that are so forfeited. For avoidance of doubt, transfers of employment or service between Subsidiaries or the Company shall not be treated as terminations of employment or service triggering forfeiture of RSUs.

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6.         Payment of RSUs.

(a)       The Company shall make a payment to the Participant (or if deceased to his or her estate) with respect to the vested RSUs credited to the Participant in the form and amount provided in Section 7 below upon or within twenty (20) days after the date the RSUs first vest under Section 4 above or Section 6(b) below.

(b)       Notwithstanding anything to the contrary in Section 6(a) above, in the event that the RSUs are not assumed or continued, or an equivalent award substituted for the RSUs, by the successor corporation or a parent or subsidiary of the successor corporation in a Change in Control, the RSUs shall become fully vested immediately prior to the consummation of such Change in Control, regardless of whether the Threshold Goal has been met, and Shares shall be distributed to Participant in settlement of such RSUs immediately prior to the consummation of such Change in Control.

(c)       Neither the Participant nor any of the Participant’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any RSUs that are so paid. Notwithstanding the foregoing, the Company shall have no obligation to issue Shares in payment of the RSUs unless such issuance and payment shall comply with all relevant provisions of applicable securities and other laws and the requirements of any stock exchange on which the Company’s common stock is then traded. The Company’s obligation to deliver Shares or otherwise make any payment with respect to vested RSUs is further subject to the condition precedent that the Participant deliver to the Company any representations or other documents or assurances reasonably required by the Company to ensure compliance with applicable laws.

(d)       Notwithstanding any provisions of this Award Agreement or the Plan to the contrary, the time of distribution of the RSUs under this Award Agreement may not be changed except as may be permitted by the Administrator in accordance with Section 409A and the applicable Treasury Regulations promulgated thereunder.

7.         Form and Amount of Payment.  Payments pursuant to Section 6 above with respect to the RSUs shall be made in the form of whole Shares. In lieu of any fractional Share, the Company shall make a cash payment to Participant equal to the Fair Market Value of such fractional Share on the date the RSUs are settled pursuant to Section 6 above.

8.         Withholding.

(a)       The Participant must remit to the Company or the applicable Subsidiary, an amount sufficient to satisfy applicable federal, state, local and foreign taxes (including the employee portion of any FICA obligation) required by applicable law to be withheld with respect to any taxable event arising pursuant to this Award Agreement.  The Participant may satisfy, the tax withholding obligation in one or more of the forms specified below: (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds); (ii) by the deduction of such amount from other wages or other amounts otherwise payable to the Participant; (iii) with the consent of the Committee, by tendering previously acquired Shares (either actually or by attestation) with a Fair Market Value on the date of delivery not exceeding the amount necessary to satisfy the tax withholding obligation of the Company and its Subsidiaries;

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(iv) with the consent of the Committee, by the withholding of Shares issuable upon settlement of the RSUs by the Company with a Fair Market Value on the date of delivery not exceeding the amount necessary to satisfy the tax withholding obligation of the Company and its Subsidiaries; (v) through the delivery (including telephonically to the extent permitted by the Company) of a notice that the Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon settlement of the RSUs, and that the broker has been directed to deliver promptly to the Company funds sufficient to satisfy the applicable tax withholding; provided, that payment of such proceeds is then made to the Company at such time as may be required by the Committee, but in any event not later than the settlement of such sale; or (vi) in any combination of the foregoing.  Subject to Section 13.2 of the Plan, the applicable tax withholding obligation will be determined based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes as of the date of delivery (or such higher withholding rates as may be determined by the Committee, which rates shall in no event exceed the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid adverse accounting consequences)); provided,  however, that the number of Shares tendered or withheld pursuant to clauses (iii) or (iv) above shall be rounded up to the nearest whole Share sufficient to cover the applicable tax withholding obligation, to the extent rounding up to the nearest whole Share does not result in the liability classification of the RSUs under generally accepted accounting principles.

(b)       In the event the Participant fails to provide timely payment of all sums required pursuant to Section 8(a) prior to the time the tax withholding obligation arises pursuant to one of the permitted payment forms specified in Section 8(a), the Company shall have the right and option, but not the obligation, to treat such failure as an election by the Participant to satisfy all or any portion of the Participant's required payment obligation pursuant to Section 8(a)(iv) above.

9.         Nontransferability.  Except as otherwise permitted by the Committee under the Plan or upon the death of the Participant, this Award Agreement and the RSUs shall not be assignable or transferable by the Participant, but may be assigned by the Company to successors of the Company, and no amounts payable under this Award Agreement, or any rights therein, shall be subject in any manner to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy, lien, attachment, garnishment, debt or other charge or disposition of any kind.

10.       Notices.  All notices required or permitted under this Award Agreement shall be in writing and shall be delivered personally, by mailing by registered or certified mail, postage prepaid, or by electronic means as provided in Section 18 below to the other party.  Notice by mail shall be deemed delivered at the time and on the date the same is postmarked.  Electronic notices shall be deemed delivered when received.

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Notices to the Company should be addressed to:

SkyWest, Inc.

444 South River Road

St. George, Utah 84790

Attention:  Chief Financial Officer

Notices to the Participant shall be sufficient if addressed to the Participant at the Participant’s address (including email address) as it appears on the Company’s records.  The Company or the Participant may by writing to the other party, designate a different address for notices.

11.       Headings.  The headings in this Award Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Award Agreement.

12.       Successors and Assigns.  This Award Agreement shall inure to the benefit of and be binding upon the heirs, legatees, distributees, executors and administrators of the Participant and the successors and assigns of the Company.

13.       Governing Law; Dispute Resolution; Waiver of Jury Trial.

(a)       This Award Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Utah, other than its conflict of laws principles.

(b)       Any legal suit, action or proceeding arising out of or based upon or relating to this Award Agreement, the Plan or the transactions contemplated hereby shall be instituted in the federal courts of the United States of America or the courts of the State of Utah in each case located in Salt Lake City, Utah, and the Participant and the Company irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)       The Participant and the Company agree that any controversy which may arise under this Award Agreement or the Plan is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Award Agreement or the transactions contemplated hereby. Each party agrees that (i) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (ii) such party has considered the implications of this waiver, and (iii) such party makes this waiver voluntarily.

14.       Award Agreement Not an Employment Contract.  This Award Agreement (and the grant of RSUs) is not an employment or service contract, and nothing in this Award Agreement shall be deemed to create in any way whatsoever any obligation on the Participant’s part to

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continue as an Employee, Consultant or Director of the Company or a Subsidiary or upon the Company or any Subsidiary to continue the Participant’s service as an Employee, Consultant or Director.

15.       Entire Agreement; Modification.  This Award Agreement and the Plan contain the entire agreement between the parties with respect to the subject matter hereof. This Award Agreement may be modified as provided in the Plan or, to the extent such amendment would impair the rights of Participant under this Award Agreement in any material respect, in a written document executed by both parties.

16.       Compliance with Section 409A of the Code; Taxes.

(a)       Section 409A. The RSUs and all amounts payable under this Award Agreement are intended to comply with or be exempt from Section 409A and the regulations and guidance promulgated thereunder and, accordingly, to the maximum extent permitted, this Award Agreement shall be interpreted consistently with that intent.  For purposes of Code Section 409A, all payments with respect to the RSUs are hereby designated as separate payments from any other payments or benefits to which the Participant is entitled (whether under the Plan, any other agreement, or any non-qualified deferred compensation or arrangement to which the Participant is a party or in which the Participant is a participant). In no event shall the Participant have any right to accelerate or defer the payment of the RSUs.

(b)       Taxes. Regardless of any action the Company and/or the Participant’s employer (the “Employer”) take with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant or deemed by the Company or the Employer to be an appropriate charge to the Participant even if technically due by the Company or the Employer (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and the Participant’s Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award Agreement, including the grant of the RSUs, the vesting of the RSUs, the delivery of Shares, the subsequent sale of any Shares acquired at vesting; and (ii) do not commit to and are under no obligation to structure the terms of the RSU grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is or becomes subject to tax in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Participant shall bear and be solely responsible for any taxes and tax-related interest and penalties imposed on the Participant with respect to, or as a result of the grant, vesting or payment, of the RSUs, including without limitation any income taxes and any taxes payable under Code Sections 4999 or 409A. The Company, its Subsidiaries and their respective directors, officers, employees and agents have no obligation or liability to reimburse, indemnify or otherwise gross-up the Participant for any Tax-Related Items, tax-related interest or penalties incurred by or imposed on the Participant with respect to, or as a result of the grant, vesting or

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payment, of the RSUs.  THE PARTICIPANT SHOULD CONSULT A TAX ADVISER BEFORE ACCEPTING THIS AWARD AGREEMENT OR DISPOSING OF THE SHARES.

17.       Severability.    If any provision of this Award Agreement shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of this Award Agreement or part thereof, each of which shall remain in full force and effect.

18.       Electronic Delivery and Acceptance.  The Company may, in its sole discretion, deliver any documents related to this Award Agreement or the RSUs by electronic means or request the Participant’s consent to participate in the Plan or accept the RSUs by electronic means. The Participant hereby consents to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or a third party vendor designated by the Company.

19.       Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The RSUs (including any proceeds, gains or other economic benefit actually or constructively received by the Participant upon vesting or settlement of the RSUs or upon the receipt or resale of any Shares underlying the RSUs) shall be subject to Section 13.5 of the Plan and the applicable provisions of any claw-back policy implemented by the Company, whether implemented prior to or after the grant of the RSUs, including without limitation, any claw-back policy adopted to comply with the requirements of Applicable Law, including without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such claw-back policy.

20.       Counterparts. This Award Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

21.       Limitation on Participant’s Rights.  Participation in the Plan confers no rights or interests other than as herein provided.  This Award Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  The Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs, and rights no greater than the right to receive the Shares as a general unsecured creditor with respect to the RSUs, as and when vested and settled pursuant to the terms hereof.

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22.       Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan or this Award Agreement, if the Participant is subject to Section 16 of the Exchange Act, the Plan, this Award Agreement and the RSUs will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b‑3) that are requirements for the application of such exemptive rule.  To the extent applicable laws permit, this Award Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

23.       Broker-Assisted Sales.

(a)       In the event of any broker-assisted sale of Shares in connection with the payment of withholding taxes as provided in Section 8(a)(iv) or Section 8(a)(v) or Section 8(b): (i) any Shares to be sold through a broker-assisted sale will be sold on the day the tax withholding obligation arises, or as soon thereafter as practicable; (ii) such Shares may be sold as part of a block trade with other participants in the Plan in which all participants receive an average price; (iii) the Participant will be responsible for all broker’s fees and other costs of sale, and the Participant agrees to indemnify and hold the Company and its Subsidiaries harmless from any losses, costs, damages, or expenses relating to any such sale; (iv) to the extent the proceeds of such sale exceed the applicable tax withholding obligation, the Company agrees to pay such excess in cash to the Participant as soon as reasonably practicable; (v) the Participant acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the applicable tax withholding obligation; and (vi) in the event the proceeds of such sale are insufficient to satisfy the applicable tax withholding obligation, the Participant agrees to pay immediately upon demand to the Company or its Subsidiaries with respect to which the withholding obligation arises, an amount sufficient to satisfy any remaining portion of the Company’s or the applicable Subsidiary’s withholding obligation.

(b)       In the event any tax withholding obligation arising in connection with the RSUs will be satisfied under Section 8(a)(iv) or Section 8(b) above, then, unless the Participant is subject to Section 16 of the Exchange Act at the time the tax withholding obligation arises (in which case the approval of the Committee shall be required for any election by the Company pursuant to this Section 23(b)), the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the Participant's behalf a whole number of shares from those Shares that are issuable upon settlement of the RSUs as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the tax withholding obligation and to remit the proceeds of such sale to the Company or the Subsidiary with respect to which the withholding obligation arises.  The Participant's acceptance of the RSUs constitutes the Participant's instruction and authorization to the Company and such brokerage firm to complete the transactions described in this Section 23(b), including the transactions described in the previous sentence, as applicable.

24.       Definitions.  For purposes of this Award Agreement, the following terms shall have the meanings provided below:

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(a)       For purposes of this Award Agreement, “Cause” shall mean (i) the Committee’s determination that the Participant failed to substantially perform the Participant’s duties (other than any such failure resulting from the Participant’s disability); (ii) the Committee’s determination that the Participant failed to carry out, or comply with any lawful and reasonable directive of the Board or the Participant’s immediate supervisor; (iii) the Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony, indictable offense or crime involving moral turpitude; (iv) the Participant’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its Subsidiaries or while performing the Participant’s duties and responsibilities; or (v) the Participant’s commission of an act of fraud, embezzlement, misappropriation, willful or gross misconduct, or breach of fiduciary duty against the Company or any of its Subsidiaries.  Notwithstanding the foregoing, if the Participant is a party to a written employment or consulting agreement with the Company or any of its Subsidiaries in which the term “cause” is defined, then “Cause” shall be as such term is defined in the applicable written employment or consulting agreement.

(b)       For purposes of this Award Agreement, “Good Reason” shall mean (i) a change in the Participant’s position with the Company or a Subsidiary employing Participant that materially reduces the Participant’s authority, duties or responsibilities or the level of management to which he or she reports, (ii) a material diminution in the Participant’s base compensation (and Participant and the Company agree that a diminution of ten percent (10%) or more will be deemed to be material for purposes of this Program), or (iii) a relocation of the Participant’s place of employment by more than fifty (50) miles, provided that such change, reduction or relocation is effected by the Company or a Subsidiary employing Participant without the Participant’s consent. A Participant must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without the Participant’s written consent within ninety (90) days of the occurrence of such event.  The Company shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from the Participant.  Participant’s termination by reason of resignation for Good Reason must occur within six months following the initial existence of the act or failure to act constituting Good Reason. Notwithstanding the foregoing, if Participant is a party to a written employment or consulting agreement with the Company or a Subsidiary employing Participant in which the term “good reason” is defined, then “Good Reason” shall be as such term is defined in the applicable written employment or consulting agreement.

25.       Confidentiality.  Except with the approval of the Committee, the Participant shall not disclose to any person, and shall preserve the confidentiality of, the performance vesting terms set forth in this Award Agreement.  The foregoing restrictions on disclosure shall not apply to disclosures required by law or disclosures to the Participant’s professional advisors.

26.       Section 162(m) of the Code.  This Award is intended to constitute “qualified performance-based compensation” satisfying the requirements of Treasury Regulations Sections 1.162-27(e)(2) through (e)(5) and this Award Agreement shall be interpreted where necessary consistent with such intent.  To the extent Participant is a Covered Employee, the Committee for purposes of the administration of this Award Agreement shall consist of two or more members of the Board, each of whom is an “outside director” for purposes of Section 162(m) of the Code.

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